Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2023, except for Notes 22.1(b) and 22.2, as to which the date is May 14, 2024, with respect to the consolidated financial statements of Zenvia Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes Ltda.

Porto Alegre, Brazil

June 17, 2024